News Release

Contact: Paul Goodson, Associate Vice President of Investor Relations
866.475.0317 x2271 investorrelations@bridgepointeducation.com

Bridgepoint Education Reports Third Quarter 2012 Results

SAN DIEGO, (November 5, 2012) - Bridgepoint Education, Inc. (NYSE:BPI), a provider of postsecondary education services, today announced its results for the three and nine months ended September 30, 2012. The company also reported that Dr. Gregory Geoffroy joined the Ashford University Board of Trustees on October 25, 2012 and on November 2, 2012 he was elected to serve as its new chairman beginning in March of 2013.
Dr. Geoffroy brings a distinguished career in higher education to the Ashford Board of Trustees. He is president emeritus of Iowa State University in Ames, Iowa, where he currently serves as a professor of chemistry and where he spent the previous ten years as the institution's president. During Dr. Geoffroy's tenure as president, Iowa State expanded student diversity, saw major improvements to its campus infrastructure, and established the Bioeconomy Institute.
“Our academic institutions are committed to being leaders in affordability, access, academic quality and student success. The election of Dr. Geoffroy to lead Ashford University's Board of Trustees, and the recent appointment of Dr. Richard Pattenaude as president of Ashford, demonstrate our steadfast commitment to these critical national goals, and will enhance the leadership of Ashford University,” said Andrew Clark, CEO of Bridgepoint Education.
Third Quarter Results
Highlights for the third quarter ended September 30, 2012, are as follows:

•	Total student enrollment at period end was 91,358.

•	Revenue increased to $252.1 million from $242.8 million for the same period in 2011.

•	Operating income decreased to $49.7 million from $69.8 million for the same period in 2011.

•	Net income was $31.4 million compared with net income of $43.8 million for the same period in 2011.

•	Fully diluted earnings per common share was $0.56 compared with $0.78 for the same period in 2011.
Student Enrollment
Total student enrollment at the Company's academic institutions, Ashford University and University of the Rockies, was 91,358 students at September 30, 2012, compared with 90,597 students for the same period in 2011.
New student enrollments for the third quarter of 2012 at Bridgepoint Education's academic institutions were approximately 20,500 compared with combined new student enrollments of approximately 22,000 for the same period in 2011.
Financial Results
Revenue for the third quarter of 2012 was $252.1 million compared with revenue of $242.8 million for the same period in 2011. Revenue for the nine months ended September 30, 2012, was $758.8 million compared with revenue of $712.1 million for the same period in 2011.
Operating income for the third quarter of 2012 was $49.7 million compared with operating income of $69.8 million for the same period in 2011. Operating income for the nine months ended September 30, 2012, was $177.6 million compared with operating income of $238.4 million for the same period in 2011.

Net income for the third quarter of 2012 was $31.4 million compared with net income of $43.8 million for the same period in 2011. Net income for the nine months ended September 30, 2012, was $111.9 million compared with net income of $149.9 million for the same period in 2011.
Fully diluted earnings per common share for the third quarter of 2012 was $0.56 compared with fully diluted earnings per common share of $0.78 for the same period in 2011. Fully diluted earnings per common share for the nine months ended September 30, 2012, was $2.00 compared with fully diluted earnings per common share of $2.60 for the same period in 2011.
The Company's effective tax rate for the third quarter of 2012 was 38.0%.
Balance Sheet and Cash Flow
As of September 30, 2012, the Company had cash, cash equivalents and marketable securities of $471.4 million, compared with $407.2 million as of December 31, 2011. The Company generated $93.6 million of cash from operating activities for the nine months ended September 30, 2012, compared with $148.7 million for the same period in 2011.
Earnings Conference Call and Webcast
The Company will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent developments. The dial-in number for callers in the United States and Canada is (866) 454-4209 and for international callers is (913) 981-5551. The access code for all callers is 4122862. A live webcast will also be available on the Company's website at http://bridgepointeducation.com/investor_relations.htm.
A replay of the call will be available via telephone through November 12, 2012. To access the replay, dial (888) 203-1112 in the United States or Canada and (719) 457-0820 for international callers; then enter the access code 4122862.
About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze, and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its accredited institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate's, bachelor's and master's degree programs while University of the Rockies offers master's and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies).
For more information about Bridgepoint Education, call Paul Goodson, Associate Vice President of Investor Relations at (866) 475-0317 x2271, investorrelations@bridgepointeducation.com.
Forward-Looking Statements
This news release contains forward-looking statements including, without limitation, statements regarding measures to strengthen the academic leadership of Ashford University and related transition. These statements involve risks and uncertainties, and actual results may differ materially from those expressed in, or suggested by, such statements. More information on potential factors that could affect our future results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our periodic reports filed with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 7, 2012, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, filed with the SEC on May 1, 2012 and August 7, 2012, respectively, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, to be filed with the SEC.
Forward-looking statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made, and Bridgepoint Education assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, except as required by law.

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$252,076	$242,771	$758,815	$712,084
Costs and expenses:
Instructional costs and services	75,699	69,611	209,569	187,432
Marketing and promotional	90,291	68,848	248,962	190,002
General and administrative	36,364	34,539	122,673	96,215
Total costs and expenses	202,354	172,998	581,204	473,649
Operating income	49,722	69,773	177,611	238,435
Other income, net	955	608	2,492	1,937
Income before income taxes	50,677	70,381	180,103	240,372
Income tax expense	19,232	26,570	68,159	90,493
Net income	$31,445	$43,811	$111,944	$149,879
Earnings per share:
Basic	$0.59	$0.85	$2.13	$2.85
Diluted	0.56	0.78	2.00	2.60
Weighted average number of common shares outstanding used in computing earnings per share:
Basic	53,184	51,822	52,576	52,565
Diluted	55,756	56,375	56,089	57,624

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of September 30, 2012	As of December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$181,577	$133,921
Restricted cash	—	25
Investments	142,984	153,779
Accounts receivable, net	111,010	62,156
Deferred income taxes	5,313	5,429
Prepaid expenses and other current assets	22,722	17,199
Total current assets	463,606	372,509
Property and equipment, net	98,281	89,667
Investments	146,887	119,507
Student loans receivable, net	14,992	9,255
Goodwill and intangibles, net	10,182	7,037
Deferred income taxes	10,752	11,200
Other long-term assets	2,490	4,461
Total assets	$747,190	$613,636
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,357	$8,961
Accrued liabilities	56,509	40,205
Deferred revenue and student deposits	172,255	185,446
Total current liabilities	236,121	234,612
Rent liability	24,347	16,595
Other long-term liabilities	9,293	8,781
Total liabilities	269,761	259,988
Total stockholders' equity	477,429	353,648
Total liabilities and stockholders' equity	$747,190	$613,636

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net income	$111,944	$149,879
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	41,327	40,896
Depreciation and amortization	12,761	8,694
Amortization of premium/discount	5,384	2,443
Deferred income taxes	—	1,720
Stock-based compensation	9,915	7,803
Excess tax benefit of option exercises	(8,446)	(15,750)
Loss on disposal of fixed assets	—	11
Changes in operating assets and liabilities:
Accounts receivable	(90,188)	(69,538)
Prepaid expenses and other current assets	(3,982)	(985)
Student loans receivable	(5,730)	(2,320)
Other long-term assets	1,971	(53)
Accounts payable and accrued liabilities	23,559	30,055
Deferred revenue and student deposits	(13,191)	(8,707)
Other liabilities	8,264	4,541
Net cash provided by operating activities	93,588	148,689
Cash flows from investing activities
Capital expenditures	(20,803)	(24,438)
Purchases of investments	(173,512)	(233,991)
Restricted cash	25	—
Capitalized curriculum development costs	(4,130)	(2,237)
Sales and maturities of investments	151,511	157,049
Net cash used in investing activities	(46,909)	(103,617)
Cash flows from financing activities
Proceeds from exercise of stock options	2,240	4,384
Tax withholdings related to net issuance of stock options	(10,418)	—
Excess tax benefit of option exercises	8,446	15,750
Proceeds from the issuance of stock under employee stock purchase plan	707	642
Proceeds from the exercise of warrants	2	79
Repurchase of common stock	—	(92,778)
Net cash provided by (used in) financing activities	977	(71,923)
Net increase (decrease) in cash and cash equivalents	47,656	(26,851)
Cash and cash equivalents at beginning of period	133,921	188,518
Cash and cash equivalents at end of period	$181,577	$161,667